UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM SB-2

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                      iWizard Holding, Inc.
                   ---------------------------
          (Name of small business issuer in its charter)

        Nevada                  7389               86-1042819
     ------------           -----------           -------------
(State or jurisdiction   (Primary Standard      (I.R.S. Employer
 of incorporation or         Industrial       Identification No.)
    organization)       Classification Code
                              Number)

                       8043 East Mercer Lane
                       Scottsdale, AZ 85260
                          (602) 340-0090
                ------------------------------------
  (Address and telephone number of principal executive offices)

                       8043 East Mercer Lane
                       Scottsdale, AZ 85260
                          (602) 340-0090
                ------------------------------------
        (Address of principal place of business or intended
                    principal place of business)

                         James P. Piccolo
                       8043 East Mercer Lane
                       Scottsdale, AZ 85260
                          (602) 340-0090
                 -----------------------------------
       (Name, address and telephone number of agent for service)

                            Copies to:
                  NevWest Securities Corporation
               2654 West Horizon Ridge Pkwy, Suite B-3
                        Henderson, NV 89052
                          (702) 257-4660

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ] _____________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]
_________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]
_________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

-------------------------------------------------------------------
                 CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------
 Tile of each     Dollar     Proposed      Proposed     Amount of
   class of      amount to    maximum      maximum     registration
 securities to      be       offering     aggregate        fee
 be registered  registered   price per     offering
                               unit        price(1)
-------------------------------------------------------------------
 Common Stock   $866,500.00    $0.50     $866,500.00     $81.61
-------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



PAGE-1-



                                                       Prospectus
                      iWizard Holding, Inc.
                1,774,000 Shares of Common Stock

iWizard Holding, Inc. ("IWH" or the "Company") is offering an aggregate of 1,774,000 shares of IWH's common stock ("Shares") to be sold, from time to time, by one or more of the selling stockholders of IWH (collectively, "Selling Stockholders").

The per share offering price of the Shares will be based on the bid price for IWH's common stock on the dates of specific sales, unless shares are sold in private transactions. Consequently, no determination can be made as to actual pricing matters. The Registrant anticipates that firms that sell any of the Shares for accounts of the Selling Stockholders will charge normal brokerage commissions. However, the Registrant cannot provide specific information pertaining to the identity of such firms and/or the amount of such commissions. IWH and the Selling Stockholders have no brokerage agreements or other agreements for the sale of the Shares. The costs of selling the Shares, by a conservative estimate, should not exceed ten percent of the gross value of the stock. The proceeds from the sale of the Shares will go directly to the Selling Stockholders and will not be available to IWH.

Prior to this offering, there has been no public market for IWH's
common  stock.   Neither  the  Nasdaq  National  Market  nor  any
national securities exchange lists IWH's common stock.

    Investment in the shares involves a high degree of risk.
             See "risk factors" starting on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this Prospectus is September 17, 2002





PAGE-2-





                        TABLE OF CONTENTS

                                                                  PAGE
PART I: INFORMATION REQUIRED IN PROSPECTUS                        3

 Item 3. Summary Information and Risk Factors.                    3
 Item 4. Use of Proceeds.                                         5
 Item 5. Determination of Offering Price.                         5
 Item 6. Dilution.                                                5
 Item 7. Selling Security Holders.                                6
 Item 8. Plan of Distribution.                                    7
 Item 9. Legal Proceedings.                                       7
 Item 10. Directors, Executive Officers, Promoters and Control
 Persons.                                                         8
 Item 11. Security Ownership of Certain Beneficial Owners and
 Management.                                                     10
 Item 12. Description of Securities.                             10
 Item 13. Interest of Named Experts and Counsel.                 11
 Item 14. Disclosure of Commission Position of Indemnification
 for Securities Act Liabilities.                                 11
 Item 15. Organization Within Last Five Years.                   11
 Item 16. Description of Business.                               11
 Item 17. Management's Discussion and Plan of Operation.         17
 Item 18. Description of Property.                               18
 Item 19. Certain Relationships and Related Transactions.        18
 Item 20. Market for Common Equity and Related Stockholder
 Matters.                                                        18
 Item 21. Executive Compensation.                                19
 Item 22. Financial Statements.                                  21
 Item 23. Changes In and Disagreements With Accountants on
 Accounting and Financial Disclosure.                            33

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS                  34

 Item 24. Indemnification of Directors and Officers.             34
 Item 25. Other Expenses of Issuance and Distribution.           34
 Item 26. Recent Sales of Unregistered Securities.               35
 Item 27. Exhibits.                                              36
 Item 28. Undertakings.                                          36

SIGNATURES                                                       38






PAGE-3-



           PART I: INFORMATION REQUIRED IN PROSPECTUS

Item 3. Summary Information and Risk Factors.

The Company

Headquartered in Scottsdale, Arizona, iWizard Holding, Inc. ("IWH" or the "Company") was organized by the filing of articles of incorporation with the Secretary of State of the State of Nevada on October 12, 2001. iWizard Holding is a technology based marketing company with an almost even emphasis on technological and marketing skills.

On  October  26,  2001  IWH acquired its core  technology  via  a
Technology   Transfer  Agreement  between  IWH  and   Diamondback
Voicemail  Systems,  Inc.,  an  Arizona  corporation,  and  Irvin
Wilson, an individual.

IWH's administrative office is located at 8043 East Mercer Lane, Scottsdale, Arizona 85260, telephone (602) 340-0090.

IWH's fiscal year end is December 31.

The Offering

The Offering consists entirely of shares offered by the Selling Stockholders. IWH is offering no shares. The Selling Stockholders are offering 1,774,000 shares of common stock at market prices as soon as practicable after this Registration Statement becomes effective.

The  proceeds  of the Offering will go directly  to  the  Selling
Stockholders.  None of the proceeds will be available to IWH.

The Selling Stockholders will sell the Shares at prevailing market prices. The price per share is likely to be based on the bid price for IWH's common stock on the dates of specific sales, unless the Shares are sold in private transactions. Consequently, at this time, IWH cannot make a determination of the price.

IWH's  Transfer  Agent is Executive Registrar & Transfer  Agency,
3118  W.  Thomas Road, Suite 707, Phoenix, AZ 85017, phone  (602)
415-1273.

IWH has agreed to pay all costs and expenses relating to the registration of its common stock, but the Selling Stockholders will be responsible for any related commissions, taxes, attorney's fees, and related charges in connection with the offer and sale of the Shares. The Selling Stockholders may sell their common stock through one or more broker/dealers, and such broker/dealers may receive compensation in the form of commissions.

Risk Factors

Investment in the securities offered hereby involves certain risks and is suitable only for investors of substantial financial means. Prospective investors should carefully consider the following risk factors in addition to the other information contained in this prospectus, before making an investment decision concerning the common stock.



PAGE-4-



Auditors  Expressed  Substantial Doubt  About  IWH's  Ability  to
Continue as a Going Concern

IWH was formed in October 2001. IWH has no demonstrable operations record, on which you can evaluate the business and its prospects. IWH's prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. IWH cannot guarantee that it will be successful in accomplishing its objectives. To date, IWH has not achieved profitability and may incur losses in the next twelve to eighteen months. Taking these facts into account, the independent auditors of IWH have expressed substantial doubt about IWH's ability to continue as a going concern.

IWH  May  not Be Able to Attain Profitability Without  Additional
Funding, Which May Be Unavailable

IWH has limited capital resources. Unless IWH begins to generate sufficient revenues to finance operations as a going concern, IWH may experience liquidity and solvency problems. While IWH does not foresee such difficulties in the next twelve months, liquidity and solvency problems may force IWH to go out of business if additional financing is not available.

Competition  from  Rivals  with Greater Resources  May  Adversely
Affect the Financial Condition of IWH

IWH encounters intense competition in all aspects of its business from other multimedia services firms, a significant number of which have greater capital and other resources than IWH. There can be no assurance that IWH will be able to compete successfully in the future or that competition will not have a material adverse affect on IWH's results of operations.

Principal  Stockholders,  Officers  and  Directors  Control   the
Majority of Outstanding Stock in IWH

The directors and executive officers and their affiliates beneficially own approximately 56.69% of the outstanding common stock. As a result, these stockholders could exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of IWH.

IWH Does not Have Employment Contracts with Top Management

The operations of IWH depend substantially on the skills and experience of the current management team. Without employment contracts, IWH may lose current management to other pursuits without a sufficient warning and, consequently, go out of business.

The  Stock of IWH Is a Speculative Investment That May Result  in
Losses to Investors

As of the date of this Registration Statement, there is no public market for IWH's Common Stock. This Registration Statement is a step toward creating a public market for IWH's stock, which may enhance the liquidity of IWH's shares. However, there can be no assurance that a meaningful trading market will develop. IWH makes no representation about the value of its Common Stock.

If the stock ever becomes tradable, the trading price of IWH's common stock could be subject to wide fluctuations in response to variations in quarterly results of operations, the gain or loss of significant customers, changes in earning estimates by analysts, announcements of technological innovations or new solutions by IWH or its competitors, general conditions in service industries, and other events or factors, many of which are beyond IWH's control. In addition, the stock market may experience extreme price and volume fluctuations which, without a direct relationship to the operating performance, may affect the market price of IWH's stock.



PAGE-5-



IWH Stock Is Likely to Be Subject to Penny Stock Regulation

The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules, and accordingly, customers in Company securities may find it difficult to sell their securities, if at all.

Special Note Regarding Forward-Looking Statements

This Prospectus contains forward-looking statements, including statements concerning possible or assumed future results of operations of IWH and those preceded by, followed by or that include the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. Investors should understand that the risk factors described above, in addition to those discussed elsewhere in this document, could affect IWH's future results and could cause those results to differ materially from those expressed in such forward-looking statements.

Item 4. Use of Proceeds.

The  proceeds  of the Offering will go directly  to  the  Selling
Stockholders.  None of the proceeds will be available to IWH.

Item 5. Determination of Offering Price.

The Selling Stockholders may sell all or part of their shares in the over-the-counter market at prices related to the prevailing market prices of IWH's common stock at the time. The price per share is likely to be based on the bid price for IWH's common stock on the dates of specific sales, unless shares are sold in private transactions. Consequently, IWH currently cannot make a determination of the price.

Item 6. Dilution.

Not applicable.



PAGE-6-



Item 7. Selling Security Holders.

The following table sets forth (i) the number of outstanding shares, beneficially owned by the selling stockholders prior to the offering; (ii) the aggregate number of shares offered by each such stockholder pursuant to this prospectus; and (iii) the amount and the percentage of the class to be owned by such security holder after the offering is complete:

------------------------------------------------------------------------------
Name of Beneficial Owner    Number        Number      Number       Percentage
     of Common Stock          of            of          of            of
                            Shares        Shares      Shares        Shares
                           Beneficially   Offered   Beneficially   Beneficialy
                            Owned          Owned      Owned
                            before         after      after
                             the            the        the
                           Offering       Offering   Offering
------------------------------------------------------------------------------
Astro Base LLC, c/o          50,000       50,000        0            0.0%
Richard P. Ehret
Carol Basso                  40,000       40,000        0            0.0%
Howard Blakey                50,000       50,000        0            0.0%
Donald A. Glendenning       100,000      100,000        0            0.0%
Esther R. Glendenning         5,000        5,000        0            0.0%
William R. Glendenning        5,000        5,000        0            0.0%
Terry Hernbroth              50,000       50,000        0            0.0%
Jake Jacobson                 5,000        5,000        0            0.0%
Jensen Revocable Trust,     200,000      200,000        0            0.0%
Ronald L. Jensen TTEE
Michael Lecak IRA, UBS       36,000       36,000        0            0.0%
Paine Webber Inc.
custodian
Michael Lechter              50,000       50,000        0            0.0%
Legend Advisory             500,000      250,000  250,000            2.3%
Corporation, c/o Micheal
Quiel
James K. Martens &          200,000      200,000        0            0.0%
Constance Jean Martens
Frank McKinley               50,000       50,000        0            0.0%
Barbara Mulloy                2,000        2,000        0            0.0%
Charles Mulloy                2,000        2,000        0            0.0%
Mary P. Piccolo             750,000      250,000  500,000            4.5%
Robert A. Quiel             500,000      250,000  250,000            2.3%
Ann G. Ryan                   4,000        4,000        0            0.0%
Paul A. Seltzer              10,000       10,000        0            0.0%
Paul Seltzer Self-          100,000      100,000        0            0.0%
Directed IRA, Colonial
Trust Company custodian
Sidney Simon                  5,000        5,000        0            0.0%
Edward Stone                 10,000       10,000        0            0.0%
Dorothy M. Wilson            45,000       45,000        0            0.0%
Kelly M. Wilson               5,000        5,000        0            0.0%
------------------------------------------------------------------------------

None of the Selling Stockholders has been affiliated with IWH  in any  capacity  in  the  past three years.  None  of  the  Selling
Stockholders   is  a  broker/dealer  nor  an   affiliate   of   a
broker/dealer.



PAGE-7-



Item 8. Plan of Distribution.

The selling stockholders may offer their shares at various times in one or more of the following transactions:
*    in the over-the-counter market;
*    on any exchange on which the shares may hereafter be listed;
*    in negotiated transactions other than on such exchanges;
*    by pledge to secure debts and other obligations;
*     in  connection with the writing of non-traded and exchange-
  traded   call  options,  in  hedge  transactions,  in  covering
  previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or
*    in a combination of any of the above transactions.

The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

The  selling  stockholders may use broker/dealers to  sell  their
shares.   The  broker/dealers will either  receive  discounts  or
commissions from the selling stockholders, or they will receive commissions from purchasers of shares.

Some of the Selling Stockholders may be eligible and may elect to sell some or all of their shares pursuant to additional exemptions to the registration requirements of the Securities Act, including but not limited to, Rule 144 promulgated under the Securities Act, rather than pursuant to this Registration Statement.

Under certain circumstances the Selling Stockholders and any broker/dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by such broker/dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify such broker/dealers against certain liabilities, including liabilities under the Securities Act.

The Selling Stockholders will also be subject to applicable provisions of the Exchange Act and regulations under the Exchange Act, which may limit the timing of purchases and sales of the Shares by the Selling Stockholders. Under the rules and regulations of the Exchange Act, any person engaged in the distribution or the resale of shares may not simultaneously engage in market making activities with respect to IWH's common stock for a period of two business days prior to the commencement of such distribution.

The Selling Stockholders will pay all commissions, transfer fees, and other expenses associated with the sale of securities by them. The Shares offered hereby are being registered by IWH, and IWH has paid the expenses of the preparation of this Prospectus. IWH has not made any underwriting arrangements with respect to the sale of shares offered hereby.

IWH has engaged the services of NevWest Securities Corporation, a registered broker/dealer for purposes of assisting IWH, its legal counsel, and independent auditing firm in (a) compiling the documentation requisite to the preparation of reporting documents; (b) preparing this prospectus/registration statement;
(c) compiling supplemental documentation as required by applicable state or federal securities rules and regulations; and
(d) preparing comment letter responses and amended filings. The combined total actual and anticipated compensation to NevWest Securities Corporation for such services rendered is $2,800.00.



PAGE-8-



Item 9. Legal Proceedings.

No director, officer, significant employee, or consultant of IWH has been convicted in a criminal proceeding, exclusive of traffic violations.

No director, officer, significant employee, or consultant of IWH has been permanently or temporarily enjoined, barred, suspended, or otherwise limited from involvement in any type of business, securities or banking activities.

No director, officer, significant employee, or consultant of IWH has been convicted of violating a federal or state securities or commodities law.

Certain aspects of IWH's business involve risks of liability. For example, there can be no assurance that third parties will not claim that IWH has misappropriated their creative ideas or otherwise infringed upon their proprietary rights. Any claims of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require IWH to enter into costly royalty or licensing arrangements to prevent IWH from using important technologies or methods, any of which could have a material adverse effect on IWH's business, financial condition or operating results.

Item  10.  Directors, Executive Officers, Promoters  and  Control
Persons.

Directors, Executive Officers, Promoters and Control Persons

Each of IWH's directors is elected by the stockholders to a term of one (1) year and serves until his or her successor is elected and qualified. Each of the officers is appointed by the Board of Directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The Board of Directors has no nominating, auditing, or compensation committees.

The following table sets forth certain information regarding executive officers and directors of IWH as of the date of this Registration Statement:

    NAME      AGE                     POSITION
-----------------------------------------------------------------
James P.       44  President & Chief Executive Officer, Director
Piccolo            - Chairman of the Board
Mary E.        36  Secretary, Director
Piccolo
Irwin Wilson   41  Chief Development Engineer, Treasurer,
                   Director
David L.       49  Vice President Marketing & Business
Wilson             Development
John R. Knoll  40  Chief Technical Officer

The  persons  named  above have held their office/position  since
October 21, 2001, and are expected to hold their office/position until the next annual meeting of IWH's stockholders.



PAGE-9-



Background  of  Directors,  Executive  Officers,  Promoters   and
  Control Persons

Mr. James Piccolo - President and Chief Executive Officer, Director. From March 1998 to August 2001 prior to joining IWH, Mr. Piccolo served as President of TDII, a publicly traded international marketing company with four wholly owned subsidiaries in the U.S. and international concerns spanning three countries: United States, Japan and Korea. From 1984 to 1996, Mr. Piccolo had a career as an after-market sport truck accessory entrepreneur and designer. In 1987 while working with Hot Tops Inc., Mr. Piccolo developed a training and co-op advertising program for after-market sport-truck installers nationwide. In 1992, Mr. Piccolo co-founded the International Sport Truck Association. Since 1998 Mr. Piccolo has been speaking and teaching his entrepreneur techniques internationally. He has delivered educational, inspirational and motivational speeches to audiences worldwide in destinations like Maui, Acapulco and Cancun (Mexico), Seoul (South Korea), Bali (Indonesia), Cairo (Egypt), Paradise Island (Bahamas), and Puerto Rico as well as scores of domestic venues. Mr. Piccolo holds a BA degree in Business Administration from the University of Nebraska.

Ms. Mary E. Piccolo - Secretary, Director. From March 1998 to July 2001 Ms. Mary Piccolo at various times served as Director, Vice President of Marketing, and President of Tru Dynamics, Inc. a direct sales travel and education company. Over the last four years her career focus has been on the education and training of the company's thousands of distributors and associates. From July 2001 - current she has acted as a field representative for that same company. From 1995- current she held field sales positions in several companies including Tru Dynamics, GPG, and Excel. Prior to 1995 Ms. Piccolo has held marketing and sales positions for ClubMed, Southwest Arrangers, and Continental Airlines. Ms. Piccolo began her public speaking career in 1998 with a focus on sales and marketing training. Ms. Piccolo has shared the stage with such notable celebrity speakers such as Mark Victor Hansen ("Chicken Soup For The Soul"), Robert Allen ("No Money Down"),
Dolf deRoos ("Real Estate Riches"), Tom Hopkins ("The Art Of Closing The Sale"), and Omar Periu ("Investigative Selling"), as well as famous Hollywood celebrities like Art Linkletter and Ed McMahon. Ms Piccolo studied literature at The University of Arizona.

Mr. David Wilson - Vice President, Business Development; Director. Mr. David Wilson brings over 25 years experience in direct, database, the Internet, and Customer Relationship Marketing (CRM). Prior to joining IWH, from 1984 - 2000 Mr. Wilson held various executive level positions in sales, marketing, business development and general management with Acxiom Corporation, a publicly held company. His knowledge and experience in partnerships and alliances helped solidify relationships with such companies as IBM, Compaq, Oracle, and SAS. Prior to Acxiom, Mr. Wilson was a founder and president of BSA Fulfillment a catalog product fulfillment and marketing business. Mr. Wilson holds a B.S. in Mathematics from Indiana University.

Irvin E. Wilson - Chief Development Engineer, Co-Founder, Director. Mr. Irvin Wilson has an extensive background in the development of IVR (Interactive Voice Response) and Web-based content delivery mechanisms. Prior to joining IWH, From 1999-2001 he worked with Diamondback Voicemail Systems, Inc., a web enabled voicemail solutions provider and developer. Mr. Irvin Wilson was the chief software architect of Diamondback Voicemail System's products and services, including all on-line and
telephony   based  systems.   From  1984-1999,   prior   to   his
involvement with voicemail technology, Mr. Wilson acquired extensive experience in large call-center operations. His core competencies include marketing and promotion design, sales management as well as systems design and implementation. Mr. Wilson holds a BA in Economics from Eastern Illinois University.





PAGE-10-



John  Knoll,  Chief  Technical  Officer.   Mr.  John  Knoll   has
experience  that  encompasses more  than  fifteen  years  in  the
technology  industry.   His areas of expertise  include  database
programming as well as systems integration and administration. Prior to joining IWH, Mr. Knoll was the Chief Technical Officer for Tru Dynamics International Inc. a multi-national public
company  with offices in Korea, Japan, and the U.S.     In  1987-
1992  Mr.  Knoll worked as a technical staff member of Logicon  a
major   aerospace  software  development  corporation  where   he
developed leading edge military mission planning and aircraft performance polynomial software for the U.S. Air Force. From 1992-1994 Mr. Knoll was employed by the University Of Nebraska Medical Center as a custom software engineer. From 1994-1999 Mr. Knoll was an IT consultant, he designed business software solutions for
West   Telecommunications  a  major  telecommunications  company,
California Energy a global energy company and Guarantee  Life  an
insurance  company.   He  holds a B.S.  in  Biology,  a  B.S.  in
Computer Science and a B.A in General Science from the University of Nebraska.

Family Relationships

Mary E. Piccolo is the wife of James P. Piccolo.

Item  11.  Security  Ownership of Certain Beneficial  Owners  and
Management.

The following table sets forth certain information as of the date of this offering with respect to the beneficial ownership of IWH's Common Stock by all persons known by IWH to be beneficial owners of more than 5% of any such outstanding classes, and by each director and executive officer, and by all officers and directors as a group. Unless otherwise specified, the named beneficial owner has, to IWH's knowledge, either sole or majority voting and investment power.

Title Of      Name of         Position       Amount of     Percent of
 Class      Beneficial                        shares         Class
          Owner of Shares                     held by
                                              Owner
-----------------------------------------------------------------------
Common    James P.            President &     2,000,000       18.1%
          Piccolo             Chief
                              Executive
                              Officer,
                              Director -
                              Chairman of
                              the Board

Common    Mary E. Piccolo     Secretary,      2,000,000       18.1%
                              Director

Common    Irwin Wilson        Chief           2,000,000       18.1%
                              Development
                              Engineer,
                              Treasurer,
                              Director

Common    David L. Wilson     Vice President          0        0.0%
                              - Business
                              Development

Common    John R. Knoll       Chief             250,000        2.3%
                              Technical
                              Officer
-----------------------------------------------------------------------
Common                        Executive       6,250,000       56.7%
                              Officers and
                              Directors as a
                              Group

Common    Mary P. Piccolo                       500,000        6.8%


The address of each executive officer, director, significant employee, and significant shareholder is c/o iWizard Holding, Inc., 8043 East Mercer Lane, Scottsdale, Arizona 85260.



PAGE-11-



Item 12. Description of Securities.

IWH, a Nevada corporation, is authorized to issue 20,000,000 shares of Common Stock, $0.001 par value. IWH has currently issued approximately 11,029,000 shares of Common Stock to officers, directors, investors, and employees of IWH. The holders of Common Stock (i) have equal rights to dividends from funds legally available therefore, ratably when as and if declared by the Board of Directors of IWH; (ii) are entitled to share ratably in all assets of IWH available for distribution to holders of Common Stock upon liquidation, dissolution, or winding up of the affairs of IWH; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; (iv) are entitled to one non-cumulative vote per share of Common Stock, on all matters which stockholders may vote on at all meetings of Shareholders; and (v) the holders of Common Stock have no conversion, preemptive or other subscription rights. There is no cumulative voting for the election of directors. As of the date of this Prospectus, there are 11,029,000 shares of Common Stock outstanding held by approximately thirty-three (33) shareholders of record. (See also "Principal Shareholders.")

IWH  is  also  authorized to issue 5,000,000 shares of  Preferred
Stock, $0.001 par value. However, IWH has not issued and does not have outstanding Preferred Stock as of the date of this prospectus.

Item 13. Interest of Named Experts and Counsel.

None.

Item 14. Disclosure of Commission Position of Indemnification for
Securities Act Liabilities.

Indemnification of Directors and Officers

IWH's Articles of Incorporation, its Bylaws, and certain statutes provide  for the indemnification of a present or former  director
or  officer.   See  Item  24 "Indemnification  of  Directors  and
Officers."

The    Securities   and   Exchange   Commission's    Policy    on
  Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or Bylaws, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



PAGE-12-



Item 15. Organization Within Last Five Years.

IWH was organized by the filing of articles of incorporation with the Secretary of State of the State of Nevada on October 12, 2001.

On  October  26,  2001  IWH acquired its core  technology  via  a
Technology   Transfer  Agreement  between  IWH  and   Diamondback
Voicemail Systems, Inc., an Arizona corporation, and Irvin Wilson
("Wilson"), an individual.

Item 16. Description of Business.

A.   Business Development and Summary

Headquartered in Scottsdale, Arizona, iWizard Holding, Inc. ("IWH" or the "Company") was organized by the filing of articles of incorporation with the Secretary of State of the State of Nevada on October 12, 2001. iWizard Holding is a technology based marketing company with an almost even emphasis on technological and marketing skills.

On  October  26,  2001  IWH acquired its core  technology  via  a
Technology   Transfer  Agreement  between  IWH  and   Diamondback
Voicemail  Systems,  Inc.,  an  Arizona  corporation,  and  Irvin
Wilson, an individual.

IWH's administrative office is located at 8043 East Mercer Lane, Scottsdale, Arizona 85260, telephone (602) 340-0090.

IWH's fiscal year end is December 31.

B.Business of Issuer

(1)  Principal Products and Services and Principal Markets

Principal Services

IWH plans to market (a) advanced e-mail delivery, collection and tracking services designed for high volume broadcast; (b) transactional applications capable of handling unlimited numbers of attachments to messages in any format, including graphics and audio, and links to sites on the Web with "click through" tracking; and (c) Internet-based lead generation, conversion and electronic Customer Relationship Marketing (eCRM). Automated rich media response communications will be employed to provide a more personal and enriching experience for the prospect. Management of all inbound replies and requests will be included. Delivery reports will be available on demand online and sent automatically at completion.

IWH's services will feature the following:
*    optional personalization of message text;
*    lead generation and management administration
*    customer enhanced rich media communications
*    customer analysis and profiling
*    customer database administration and maintenance
*    real-time Web based client accounting statistics;
*    interactive forms capability to support applications such as E-Surveys;
*    automated Response/Reply/Remove processing (with SPAM resistance);
*    replace reference to files with unique URL per destination; and
*    summary/Detail report on posting and Internet delivery responses;



PAGE-13-



As specialists in managed rich media e-mail delivery and eCRM, IWH plans to offer highly customized and sophisticated marketing programs without the need of highly skilled technical experts on staff. IWH believes that its rich media e-mail delivery marketing services would offer advantages for high volume broadcasts programs such as newsletters, product promotions, education & training, confirmations and automated customer communications on, for example, holidays, birthdays and anniversaries.

IWH will manage all aspects of the rich media marketing services from auto-response replies, opt-out processing, name/address hygiene, and data enrichment. Campaign reports will be available on demand and identify prospect conversion, customer response, campaign profitability, and a host of other management information. All reports will be available on-line anytime and be password protected for security purposes. Customer support will encompass account setup, customer service, accounting, and commission distribution with online statistics.

Principal Products

Since  its  inception  in October 2002  IWH  has  built  two  new
software   packages   utilizing  rich   media   technology,   the
Communicator and the Classroom.

The Communicator is designed to allow companies with large sales organizations to communicate with their sales force and customers using rich media over the Internet with a minimal fixed cost to each user. The features of the Communicator include personalization of preference settings on the basis of users' individual photograph, personal message, website links, and voice and e-mail contact information. The Communicator allows the user to set up recipients in an address-book format and use personalized information to group individuals for more effective group messaging capability. The Communicator can be used internally for sales information and motivation. Alternatively, rich media tools of the Communicator allow the user to reach out to target customers. The Communicator sends movie clips, talking video business cards, full audio recordings, and fax-style documents converted to .pdf format. The audio messages can be of any length. The longer recorded conference calls or sales training sessions are compressed and will "stream in" and load on a normal dial-up modem connection in a matter of seconds. This technology allows the recipient to perform other tasks on their computer while listening to the rich media-streaming message in her e-mail box. The Communicator also is an alternative to faxing because it allows to send high quality documents that can be printed by the recipient in color.

The Classroom is a live web-streaming product designed to allow customers to hold web conferences with large groups in attendance. The Classroom allows the attendees to participate without a broadband connection with just a standard home dial-up line. The host will be able to make an electronic presentation to all participants that log in to the Classroom. The streaming Classroom technology should allow the participants to hear the host live. The IWH Classroom package should be available to customers by the fall of 2002.

Description of Technology

IWH plans to build its services on the concept of taking electronic mail (or email) and expanding this common service into a full-fledged content delivery system.



PAGE-14-



To accomplish this task IWH has developed a series of proprietary technologies that allow end-users to use existing personal computer applications to retrieve, view, listen to, and interact with what has been, prior to IWH, a static "one-way" medium.

IWH   has  developed  the  following  advanced  applications  and methodologies:

Voicemail to Internet Streaming File Conversion

Telephone based voicemail systems are typically built around a wide variety of "headerless" file types commonly referred to as ".vox" files. Unlike common computer sound formats these files have no header from which a computer program can obtain pertinent data in regards to codecs used, recording density, etc. Without this information a computer is unable to determine the information needed to play the file properly through a computer sound card. Specialized software is required and codecs must be specifically determined per file in order for a file of this type to be played with a personal computer. IWH's technology allows us to take a ".vox" voicemail file, find a closely matching computer ".wav" format, convert to this new format, and add a "header" to enable a standard computer .wav file player to play the file. These .wav files are then further compressed using the DSP GROUP "True Speech" or the ACELP.net compressed streaming formats. These greatly compressed formats are built around the characteristics of the human speaking voice. This entire conversion, from initial voicemail type .vox file format to standard .wav format to compressed .wav or .asf streaming format, is handled programmatically using IWH developed technology. This technology allows IWH to record speech via any telephone anywhere in the World and play back via email (also anywhere in the World) in a manner of seconds.

Email Content Delivery

Delivering content beyond simple messages using common email requires that each email provider's capabilities and limitations be taken into consideration. Capabilities of email providers vary widely. Email clients such as MS Outlook and Lotus Notes each also have their own peculiarities in regards to what can be delivered into customer inboxes. Another aspect of IWH's technological advances is the ability to pre-determine what an email customer likely can and can't receive in their email based on a variety of factors. These limitations are each catalogued and built around to deliver the "most" product to each individual customer. IWH tracks email capabilities per ISP and also automatically logs what type of client/operating system the end user is using to access his/her email. This is very important to insure proper delivery and is an integral part of IWH's abilities.

Data driven model

All services of IWH Holding, Inc. are built upon a data driven model. MSSQL Server 7 tables are used to provide a "backbone" from which to deliver, report upon, and customize IWH services. This data driven modeling is essential to the success of all IWH projects and services. All data modeling is designed per service to allow complete tracking and reporting per each customer/service. This data tracking, alone, represents hundreds of thousands of records, each requiring automated querying and analysis. These tasks are handled via custom built software applications specific to IWH products and services.



PAGE-15-



Review

IWH utilizes both in-house developed and external applications to deliver content via the email medium. These tasks require specialized and proprietary procedures that take IWH well beyond the capabilities of any current email delivery or email marketing concern. Our data, as collected, also represents a tool in itself. IWH has the capability to closely monitor all aspects of a customer's use of our services in a completely non-intrusive manner. This ability, combined with the ability to deliver virtually any electronic media via the email medium, represents the backbone of IWH's technological value to clients and potential clients. Patentable applications shall be fully protected as applicable.

Industry Background and Target Markets

The proliferation of the Internet has dramatically increased the role of electronic messaging in business and private communications. IWH believes that daily e-mail volumes will continue to grow, and web-conferencing services will play a more prominent role in business and educational communications. Thus, despite growing competition, it appears that e-mail and multimedia messaging market represent a lucrative business opportunity. In the opinion of management, with its premium services and tools IWH is well positioned to capitalize on business opportunities in this expansive market.

IWH will be focusing on introducing Web-based marketing methods aimed at the following markets: public speakers, charity groups, membership fraternal, real estate, insurance, personal finance and other multi-level marketing organizations. Of these, IWH's initial focus will be on the smaller but more profitable segment
- public speaking professionals. These service-minded professionals are expected to be calling on IWH to deliver their content in a quick and cost effective method. Individuals in this industry should recognize IWH's dynamic technology delivery method as a means to build brand image and increase revenues through repeat sales of the product and services they offer. This market segment has tremendous potential due to the loyalty developed between the customer and the speaking personality, as well as the face-to-face sales methods utilized by most of these professionals.

IWH's largest market segment will be insurance, real estate and mortgage broker organizations. These organizations are expected to call upon IWH to assist in expanding their organizations as well as position their customer relationships for future product sales activity. IWH services will provide a personalized and cost-effective means for these brokers to disseminate enriched content on a completely customizable basis. IWH will enable these organizations to keep themselves "closer" to their member base and to provide much more specific and current information on the effectiveness of their sales and service efforts.

The main rationale for IWH's focus on these market segments is the large customer bases served by them. In each case, strong and profitable customer relationships are essential to the survival and effectiveness of a business. IWH's also plans to benefit from a network of contacts that IWH's Founding Board has in the target market segments, which should make the penetration into these market segments quick and effective.

(2)  Distribution Methods of the Products or Services

Sales strategy at iWizard Holding will be focused on using IWH's technology to deliver rich media campaigns to the targeted clientele. Highly targeted email lists will be purchased in each of the targeted markets to deliver our offer. For larger corporations and revenue opportunities, IWH will employ direct sales presentations. The emphasis of such presentations will be on IWH's combined rich media technology and eCRM services to deliver greater revenues, repeat business with less effort, and a broadened image brand for an organization or a professional at a lower cost. IWH counts on proper delivery of the sales promise, which should lead to repeat business and additional sales for IWH.



PAGE-16-



(3)  Status of any announced new product or service

None.

(4)  Competitive business conditions

The management of IWH believes that no other competitor has successfully combined several types of services in an easy-to-use
Web based package in the same or similar way as IWH plans to do.

There are, however, companies that offer services competing with portions of IWH's services. In particular, IWH may face competition from providers of (a) Web based voicemail and (b) "back-office" services for the multi-level marketing industry.

Web based voicemail providers include Ptek Holdings, Inc. (Nasdaq
NM:   PTEK),  the  parent  company  of  VoiceCom,  and  One  Plus
Marketing.

To the best of IWH's knowledge, nobody has implemented web-based "back-office" services combining lead generation and management, rich media design and delivered messaging and eCRM services for the targeted industries. However, there are companies working towards this goal, including Earnware Corporation.

IWH believes that significant competition for its services will not arise until after the deployment in the market, when other companies become aware of the services IWH plans to offer.

(5)  Sources and availability of raw materials

Not applicable.

(6)   Customers

IWH will target public speakers, charity groups, membership fraternal, real estate, insurance, personal finance and other multi-level marketing organizations as target customer groups. Two clients of IWH, Tru Dynamics Inc., a direct sales organization, and Bionate International, Inc., a multi-level organization, have fully implemented the Communicator package for internal and external communication. As of the date of this prospectus, three more customers are working on implementation of the package.

IWH does not anticipate that its business will substantially depend on one or a few major customers.

(7)  Intellectual Property

IWH believes that its success and ability to compete is dependent in part on the protection of its potential trademarks, trade names, service marks and other proprietary rights. IWH intends to rely on trade secret and copyright laws to protect the intellectual property that it plans to develop, but there can be no assurance that such laws will provide sufficient protection to IWH, that others will not develop products and services that are similar or superior to those of IWH's, or that third parties will not copy or otherwise obtain and use IWH's proprietary information without authorization.



PAGE-17-



There  can  be  no assurance that third parties  will  not  bring claims of copyright or trademark infringement against IWH or claim that certain of IWH's products, processes or features violates a patent. There can be no assurance that third parties will not claim that IWH has misappropriated their creative ideas or formats or otherwise infringed upon their proprietary rights. Any claims of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require IWH to enter into costly royalty or licensing arrangements to prevent IWH from using important technologies or methods, any of which could have a material adverse effect on IWH's business, financial condition or operating results.

(8)  Need for Government Approval

Not applicable.

(9)  Effect of existing or probable government regulations

Not applicable.

(10) Research and Development Expenditures

None.

(11) Environmental Issues

Not applicable.

(12) Employees

IWH presently has one (1) full-time employee, not including the officers and directors of IWH. IWH's employees are currently not represented by a collective bargaining agreement, and IWH believes that its relations with its employees are good. The management plans to add five to ten more employees over the next twelve (12) months period.

C.Reports to Security Holders

(1)   After this offering, IWH will furnish its shareholders with
  annual   financial   reports  certified  by  IWH'   independent
  accountants, and may, in IWH' discretion, furnish unaudited quarterly financial reports.

(2) After this offering, IWH will file periodic and current reports with the Securities and Exchange Commission as required to maintain the fully reporting status.

(3) The public may read and copy any materials IWH files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site (http://www.sec.gov).



PAGE-18-



Item 17. Management's Discussion and Plan of Operation.

This section must be read in conjunction with Audited and Unaudited Financial Statements included in this Prospectus.

IWH  was incorporated in the State of Nevada on October 12, 2001.
To date, IWH has:
*    organized operations,
*    capitalized itself through equity offerings,
*    recruited and retained a management team and board of directors, and
*    developed a business plan and commenced initial operations.

In the initial approximately nine-month operating period from October 12, 2001 (inception) to June 30, 2002, IWH generated
$154,307  in  revenues and incurred $348,915  in  expenses.   The
resulting cumulative net loss for the period from October 12, 2001 (inception) to June 30, 2002 was $194,608, or $0.02 per share. That loss is attributable primarily to the costs of start-up operations and officer salaries.

On January 1, 2002, IWH started to compensate John Knoll, a director and shareholder, for his position as the chief technical officer of IWH. Mr. Knoll's current annual salary is $84,000 per year. During the period ended June 30, 2002, Mr. Knoll has received a total of $59,352.

On February 1, 2002, IWH started to compensate David Wilson, a director and shareholder, for his position as the vice president of IWH. Mr. Wilson's current annual salary is $85,000 per year. During the period ended June 30, 2002, Mr. Wilson has received a total of $30,417.

On May 1, 2002, IWH started to compensate James Piccolo, a director and shareholder, for his position as the president of IWH. Mr. Piccolo's annual salary is $85,000 per year. During the period ended June 30, 2002, Mr. Piccolo has received a total of $17,708.

On May 1, 2002, IWH started to compensate Irvin Wilson, a director and shareholder, for his position as the chief development engineer of IWH. Mr. Wilson's annual salary is $85,000 per year. During the period ended June 30, 2002, Mr. Wilson has received a total of $17,708.

During the six-month period ended June 30, 2002, IWH purchased computer software and equipment in the amount of $133,983 and furniture in the amount of $36,819. IWH recorded depreciation expense in the amount of $9,658 during the six-month period ended June 30, 2002.

IWH operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

IWH financed its initial operations primarily by issuing common stock in exchange for cash and services.

As of June 30, 2002, IWH's current assets consisted of $107,911 in cash, $70,686 in receivables, and $1,000 in advances. The corresponding working capital was $131,112. IWH believes that its current working capital together with the projected cash flow will be sufficient to continue as a going concern for the next twelve months.



PAGE-19-



IWH entered into a Technology Transfer Agreement dated October 26, 2001 with Diamondback Voicemail Systems (Diamondback) and Irvin Wilson, the president of Diamondback, whereby any and all rights were conveyed to IWH from Diamondback in consideration for 2,000,000 shares of its $0.001 par value common stock valued at $2,000. The 2,000,000 shares of common stock of IWH were issued to Irvin Wilson.

On April 15, 2002, IWH entered into a joint venture agreement with Signature Marketing Services (SMS) to provide services relating to lead generation and rich media communications. Both parties have agreed to split revenues and expenses equally. On May 15, 2002, IWH and SMS signed a letter of intent with Sitewire to begin work on a lead generation and management system. The total estimated cost of the project is approximately $43,050. As of June 30, 2002, IWH has invested a total of $12,029.

Sales growth in the next six (6) to twelve (12) months is important for the Company's plan of operations. However, the Company cannot guarantee that it will generate such growth. If the Company does not generate sufficient cash flow to support its operations in the next twelve (12) to eighteen (18) months, it may need to raise additional capital by issuing capital stock in exchange for cash in order to continue as a going concern. However, there can be no assurance that the Company would be able to raise enough capital to stay in business.

Item 18. Description of Property.

On March 8, 2002, IWH entered into a sublease agreement with TBA Entertainment Group Phoenix, Inc. (TBA). Under the agreement, IWH is renting office space (3,673 square feet) in a one-story office building at 4021 North 75th Street, Suite 102, Scottsdale, Arizona 85251.

The term of the lease commenced on March 15, 2002 and ends on October 31, 2006. The monthly rental payments are as follows:

Period            Monthly
                  Amount

3/15/02 -         $  2,449
3/31/02

4/1/02 -          $  4,897
10/31/02

11/1/02 -         $  7,499
10/31/03

11/1/03 -         $  7,652
10/31/04

11/1/04 -         $  7,805
10/31/05

11/1/05 -         $  7,958
10/31/06

As of June 30, 2002, IWH paid TBA a refundable security deposit of $4,897 and rent totaling $22,038.







PAGE-20-



Item 19. Certain Relationships and Related Transactions.

On  October  26, 2001, IWH issued 2,000,000 shares of its  $0.001 par value common stock as founders' shares to an officer and director of IWH for total cash in the amount of $2,000.

On  October  26, 2001, IWH issued 2,000,000 shares of its  $0.001 par value common stock as founders' shares to an officer and director of IWH for a technology transfer agreement valued at $2,000.

On October 26, 2001, IWH issued a total of 2,750,000 shares of its $0.001 par value common stock as founders' shares to two individuals, of which one individual is an officer and director of IWH and the wife of the president of IWH, and the other individual is the mother of the president of IWH, in exchange for services valued at $2,750.

During the period ended December 31, 2001, the president of IWH loaned $5,000 to IWH, which bears no interest and is due upon demand. As of June 30, 2002, the current balance due is $5,000.

As of June 30, 2002, IWH had accounts receivable totaling $3,686 due from an entity, of which the president of IWH is the general partner.

As of June 30, 2002, IWH had an employee advance in the amount of $1,000 due from James Piccolo, president of IWH, who is also a director and shareholder of IWH.

As  of  June 30, 2002, IWH had accounts payable totaling  $25,266 which is due to Diamondback Voicemail Systems (Diamondback), a company owned 100% by Irvin Wilson who is also an officer, director and shareholder of IWH.

During  the  period  ended June 30, 2002, IWH  paid  $15,000  for
Internet expenses to an entity, of which the president of IWH is the general partner.

During the period ended June 30, 2002, IWH paid $3,600 for rent expense to an officer, director and shareholder of IWH.

Item  20.  Market  for  Common  Equity  and  Related  Stockholder
Matters.

Market Information

As of the date of this Prospectus, there is no public market in IWH's Common Stock. This Prospectus is a step toward creating a public market for IWH's stock, which may enhance the liquidity of IWH's shares. However, there can be no assurance that a meaningful trading market will develop. IWH makes no representation about the value of its Common Stock.

As of the date of this Prospectus,
* there are no outstanding options or warrants to purchase, or other instruments convertible into, common equity of IWH;
* there is no stock that currently could be sold pursuant to Rule 144 under the Securities Act or that IWH agreed to register for sale; in the future, the approximately 9,255,000 shares of Common Stock not registered in this offering will be eligible for sale pursuant to Rule 144 under the Securities Act; and
* there is no stock that has been proposed to be publicly offered resulting in dilution to current shareholders.



PAGE-21-



Holders

As of the date of this prospectus, IWH has approximately 11,029,000 shares of $0.001 par value common stock issued and outstanding held by approximately 33 shareholders of record. IWH's Transfer Agent is Executive Registrar & Transfer Agency, 3118 W. Thomas Road, Suite 707, Phoenix, AZ 85017, phone (602) 415-1273.

Dividends

IWH has never declared or paid any cash dividends on its common stock. For the foreseeable future, IWH intends to retain any earnings to finance the development and expansion of its business, and it does not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including IWH's financial condition and results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the board of directors considers relevant.

Item 21. Executive Compensation.

The following table sets forth all cash compensation paid by IWH to its officers, directors, and significant employees:

                                             TOTAL COMPENSATION
                                            since inception through
                                                June 30, 2002
                                       ------------------------------
    NAME       POSITION WITH COMPANY         CASH        STOCK
---------------------------------------------------------------------
James P.       President & Chief           $17,708       $2,000
Piccolo        Executive Officer,                      (2,000,000
               Director - Chairman of                  shares of
               the Board                               common stock
                                                       at par value)

Mary E.        Secretary, Director              $0           $0
Piccolo

Irwin Wilson   Chief Development           $17,708       $2,000
               Engineer, Treasurer,                    (2,000,000
               Director                                 shares of
                                                        common stock
                                                        at par value)

David L.       Vice President - Business   $30,417         none
Wilson         Development
---------------------------------------------------------------------
John R.        Chief Technical Officer     $59,352         $250
Knoll                                                   (250,000
                                                        shares of
                                                        common stock
                                                        at par value)
---------------------------------------------------------------------

On January 1, 2002, IWH started to compensate John Knoll, a director and shareholder, for his position as the chief technical officer of IWH. Mr. Knoll's current annual salary is $84,000 per year. During the period ended June 30, 2002, Mr. Knoll has received a total of $59,352.

On February 1, 2002, IWH started to compensate David Wilson, a director and shareholder, for his position as the vice president of IWH. Mr. Wilson's current annual salary is $85,000 per year. During the period ended June 30, 2002, Mr. Wilson has received a total of $30,417.



PAGE-22-



On May 1, 2002, IWH started to compensate James Piccolo, a director and shareholder, for his position as the president of IWH. Mr. Piccolo's annual salary is $85,000 per year. During the period ended June 30, 2002, Mr. Piccolo has received a total of $17,708.

On May 1, 2002, IWH started to compensate Irvin Wilson, a director and shareholder, for his position as the chief development engineer of IWH. Mr. Wilson's annual salary is $85,000 per year. During the period ended June 30, 2002, Mr. Wilson has received a total of $17,708.

Employment Agreements

IWH does not have employment agreements with its executive officers, directors, or significant employees.















PAGE-23-





Item 22. Financial Statements.









                      iWizard Holding, Inc.
                  (A Development Stage Company)

                         Balance Sheets
                              as of
                          June 30, 2002

                               and

                    Statements of Operations,
              Changes in Stockholders' Equity, and
                           Cash Flows
                         for the period
              October 12, 2001 (Date of Inception)
                             through
                          June 30, 2002









PAGE-24-






                        TABLE OF CONTENTS

                                    PAGE

Independent Auditor's Report         1

Balance Sheets                       2

Statements of Operations             3

Statements of Changes in             4
Stockholders' Equity

Statements of Cash Flows             5

Footnotes                            6















PAGE-25-



G. BRAD BECKSTEAD
Certified Public Accountant
                                              330 E. Warm Springs
                                              Las Vegas, NV 89119
                                                     702.257.1984
                                               702.362.0540 (fax)

                  INDEPENDENT AUDITOR'S REPORT

September 11, 2002

Board of Directors
iWizard Holding, Inc.
Las Vegas, NV

I have audited the Balance Sheets of iWizard Holding, Inc. (the "Company") (A Development Stage Company), as of June 30, 2002, and the related Statements of Operations, Stockholders' Equity, and Cash Flows for the period October 12, 2001 (Date of Inception) to June 30, 2002. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement presentation. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iWizard Holding, Inc. (A Development Stage Company) as of June 30, 2002, and the results of its operations and cash flows for the period October 12, 2001 (Date of Inception) to June 30, 2002, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in
Note 3 to the financial statements, the Company has had limited operations and have not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ G. Brad Beckstead, CPA
------------------------------------
G. Brad Beckstead, CPA




PAGE-26-F1



                      iWizard Holding, Inc.
                  (a Development Stage Company)
                         Balance Sheets

                                              June 30,       December 31,
                                                2002           2001
Assets                                   --------------  -----------------
Current assets:
  Cash                                   $    107,911    $       449
  Accounts receivable                          67,000              -
  Accounts receivable - related party           3,686              -
  Employee advances - related party             1,000              -
                                         --------------  -----------------
     Total current assets                     179,597            449
                                         --------------  -----------------
Fixed assets, net                             161,144              -

Other assets:
  Technology agreement                          1,911          1,978
  Investments                                  12,029              -
  Security deposit                              4,897              -
                                         --------------  -----------------
     Total other assets                        18,837          1,978
                                         --------------  -----------------
                                          $   359,578    $     2,427
                                         ==============  =================
Liabilities and Stockholders' Equity
(Deficit)
Current liabilities:
  Accounts payable                        $    14,941    $     3,775
  Accounts payable - related party             25,266              -
  Payroll liabilities                           3,228          2,451
  Sales tax payable                                50              -
  Due to related party                          5,000          5,000
                                         --------------  -----------------
     Total current liabilities                 48,485         11,226
                                         --------------  -----------------
Long-term liabilities                              -              -
                                         --------------  -----------------
                                              48,485         11,226
                                         --------------  -----------------
Stockholders' equity (deficit):
  Preferred stock, $0.001 par value,
 5,000,000 shares
     authorized, no shares issued or               -              -
   outstanding
  Common stock, $0.001 par value,
 20,000,000 shares
     authorized, 11,029,000 and
   10,000,000 shares issued
     and outstanding as of 6/30/02 and        11,029         10,000
   12/31/01, respectively
  Additional paid-in capital                 513,471              -
  Subscriptions receivable                         -              -
  (Deficit) accumulated during              (213,407)       (18,799)
 development stage                       --------------  -----------------
                                             311,093         (8,799)
                                         --------------  -----------------
                                         $   359,578     $    2,427
                                         ==============  =================



 The accompanying notes are an integral part of these financial statements.




PAGE-27-F2



                      iWizard Holding, Inc.
                  (a Development Stage Company)
                    Statements of Operations

                                   For the       October       October
                                  six-month     12, 2001      12, 2001
                                   period      (Inception)   (Inception)
                                    ended          to            to
                                  June 30,     December 31     June 30,
                                    2002          2001          2002
                                -------------  ------------  -----------

Revenue                          $   154,307   $         -   $  154,307
                                -------------  ------------  -----------
Expenses:
 General and administrative          195,405        16,777      212,182
 expenses
 General and administrative           18,600         2,000       20,600
 expenses - related party
 Executive compensation              125,185             -      125,185
 Depreciation and amortization         9,725            22        9,747
                                -------------  ------------  -----------
   Total expenses                    348,915        18,799      367,714
                                -------------  ------------  -----------
Other income/expense:
 Interest income

Net (loss)                       $             $             $
                                    (194,608)      (18,799)    (213,407)
                                =============  ============  ============

Weighted average number of
 common shares outstanding -
 basic and fully diluted          10,005,685    10,000,000
                                =============  ============

Net (loss) per share -          $      (0.02)  $     (0.00)
basic and fully diluted         =============  ============


 The accompanying notes are an integral part of these financial statements.

                           PAGE-28-F3
                      iWizard Holding, Inc.
                  (a Development Stage Company)
          Statement of Changes in Stockholders' Equity

                                                   (Deficit)
                                                    Accumulated
                       Common Stock     Additional  During       Total
                    -----------------   Paid-in     Development  Stockholders'
                    Shares     Amount   Capital     Stage        Equity
                   ---------  --------  ----------  -----------  -------------
October 2001
  Founders shares
  issued for cash  2,000,000  $ 2,000      $    -    $            $  2,000



October 2001
  Founders shares
  issued in
 exchange
  for technology   2,000,000    2,000           -                    2,000
 agreement

October 2001
  Founders shares
  issued in
 exchange
  for services     6,000,000    6,000           -                    6,000


Net (loss)
  October 12, 2001
  (inception) to
  December 31,
  2001                                                 (18,799)    (18,799)
                   ---------  --------  ----------  -----------  -------------
Balance, December
31, 2001          10,000,000   10,000           -      (18,799)     (8,799)

June 2002
  Private
 placement         1,029,000    1,029     513,471                  514,500

Net (loss)
  For the period
 ended
  June 30, 2002
                                                      (194,608)   (194,608)
                   ---------  --------  ----------  -----------  -------------
Balance,          11,029,000 $ 11,029   $ 513,471   $ (213,407)  $ 311,093)
June 30, 2002      =========  ========  ==========  ===========  =============



 The accompanying notes are an integral part of these financial statements.





PAGE-29-F4



                      iWizard Holding, Inc.
                  (a Development Stage Company)
                    Statements of Cash Flows

                               For the six-   October       October
                                  month       12, 2001      12, 2001
                                  period     (Inception)   (Inceptio
                                  ended          to           to
                                 June 30,     December 31   June 30,
                                   2002         2001         2002
Cash flows from operating      ------------  ----------  -------------
activities
Net (loss)                     $             $           $
                                  (194,608)    (18,799)    (213,407)

 Shares issued for services              -       6,000        6,000
 Depreciation and amortization       9,725          22        9,747
Adjustments to reconcile net
(loss) to
 net cash (used) by operating
 activities:
   (Increase) in accounts          (67,000)          -      (67,000)
   receivable
   (Increase) in accounts           (3,686)          -       (3,686)
   receivable - related party
   (Increase) in employee           (1,000)          -       (1,000)
   advances - related party
   (Increase) in investments       (12,029)          -      (12,029)
   (Increase) in security           (4,897)          -       (4,897)
   deposit
   Increase in accounts              11,166       3,775      14,941
   payable
   Increase in accounts              25,266           -      25,266
   payable - related party
   Increase in payroll                  777       2,451       3,228
   liabilities
   Increase in sales tax                 50           -          50
   payable
   Increase in due to related             -       5,000       5,000
   party                       ------------  ----------  -------------
Net cash (used) by operating
activities                         (236,236)     (1,551)   (237,787)
                               ------------  ----------  -------------
Cash flows from investing
activities
 Purchase of fixed assets
                                  (170,802)           -    (170,802)
                               ------------  ----------  -------------
Net cash (used) by investing
activities                        (170,802)           -    (170,802)
                               ------------  ----------  -------------

Cash flows from financing
activities
 Issuances of common stock          514,500       2,000     516,500
                               ------------  ----------  -------------
Net cash provided by financing      514,500       2,000     516,500
activities                     ------------  ----------  -------------

Net increase in cash                107,462         449     107,911
Cash - beginning                        449           -           -
                               ------------  ----------  -------------
Cash - ending                  $    107,911  $      449  $  107,911
                               ============  ==========  =============
Supplemental disclosures:
    Interest paid              $          -  $        -  $        -
                               ============  ==========  =============
    Income taxes paid          $          -  $        -  $        -
                               ============  ==========  =============
Non-cash transactions:
 Shares issued for services    $          -  $    6,000  $    6,000
                               ============  ==========  =============
 Number of shares issued for              -
 services                                     6,000,000   6,000,000
                               ============  ==========  =============
 Shares issued for technology  $          -  $    2,000  $    2,000
 agreement                     ============  ==========  =============
 Number of shares issued for
 technology agreement                     -   2,000,000   2,000,000
                               ============  ==========  =============


 The accompanying notes are an integral part of these financial statements.



PAGE-30-F5



                      iWizard Holding, Inc.
                  (a Development Stage Company)
                              Notes

Note 1 - Summary of significant accounting policies

Organization
 The Company was organized on October 12, 2001 (Date of Inception) under the laws of the State of Nevada, as iWizard Holding, Inc. The Company has minimal operations and in accordance with SFAS #7, the Company is considered a development stage company. The Company is authorized to issue 20,000,000 shares of $0.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock.

Cash and cash equivalents
 For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There are no cash equivalents as of June 30, 2002 and December 31, 2001.

Intangible Assets
 Intangible assets subject to amortization include costs to acquire the technology and are being amortized on a straight-line basis over fifteen years.

Revenue recognition
 The Company recognizes revenue in the period that it is earned.

Advertising costs
 The  Company  expenses  all  costs of advertising  as  incurred.
 There  were  advertising costs in the amounts  of  $717  and  $0 included in general and administrative expenses as of June 30, 2002 and December 31, 2001, respectively.

Use of estimates
 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments
 Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2002 and December 31, 2001. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Impairment of long-lived assets
 Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. No such impairments have been identified by management at June 30, 2002 and December 31, 2001.

Reporting on the costs of start-up activities
 Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities," which provides guidance on the financial reporting of start-up costs and organizational costs, requires most costs of start-up activities and organizational costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. With the adoption of SOP 98-5, there has been little or no effect on the Company's financial statements.



PAGE-31-F6



     Loss per share
 Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128) "Earnings Per Share". Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period. As of June 30, 2002 and December 31, 2001, the Company had no dilutive common stock equivalents, such as stock options or warrants.

Dividends
 The Company has not yet adopted any policy regarding payment  of
 dividends.   No  dividends  have been  paid  or  declared  since
 inception.

Segment reporting
 The Company follows Statement of Financial Accounting Standards No. 130, "Disclosures About Segments of an Enterprise and Related Information." The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Income taxes
 The Company follows Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS No. 109") for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

 Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Recent pronouncements
 In June 2001, SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," were issued. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting, and that identifiable intangible assets acquired in a business combination be recognized as an asset apart from goodwill, if they meet certain criteria. The impact of the adoption of SFAS No. 141 on our reported operating results, financial position and existing financial statement disclosure is not expected to be material.

 SFAS No. 142 applies to all goodwill and identified intangible assets acquired in a business combination. Under the new standard, all goodwill and indefinite-lived intangible assets, including  that  acquired  before  initial  application  of  the standard, will not be amortized but will be tested for impairment at least annually. The new standard is effective for fiscal years beginning after December 15, 2001. The impact of the adoption of SFAS No. 142 on our reported operating results, financial position and existing financial statement disclosure is not expected to be material.



PAGE-32-F7



 In July 2001, SFAS No. 143, "Accounting for Asset Retirement Obligations," was issued which requires the recognition of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the carrying amount of the related long-lived asset is correspondingly increased. Over time, the liability is accreted to its present value and the related capitalized charge is depreciated over the useful life of the asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The impact of the adoption of SFAS No. 143 on the
 Company's reported operating results, financial position and existing financial statement disclosure is not expected to be material.

 In August 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued. This statement addresses the financial accounting and reporting for the impairment or disposal of long-lived assets and broadens the definition of what constitutes a discontinued operation and how results of a discontinued operation are to be measured and presented. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The impact of the adoption of SFAS No. 144 on our reported operating results, financial position and existing financial statement disclosure is not expected to be material.

Stock-Based Compensation
 The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and has adopted the disclosure-only alternative of FAS No. 123, "Accounting for Stock-Based Compensation." Options granted to consultants, independent representatives and other non-employees are accounted for using the fair value method as prescribed by FAS No. 123.

Year end
 The Company has adopted December 31 as its fiscal year end.

Note 2 - Going concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has incurred a net loss of $194,608 for the period from October 12, 2001 (inception) to June 30, 2002, and had minimal sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its new business opportunities. Management has plans to seek additional capital through debt and/or equity financing. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Note 3 - Fixed assets

During the six-month period ended June 30, 2002, the Company purchased computer software and equipment in the amount of $133,983 and furniture in the amount of $36,819. The Company recorded depreciation expense in the amount of $9,658 during the six-month period ended June 30, 2002.

Some of the computer equipment valued at $86,266 was purchased from a Diamondback Voicemail Systems (Diamondback); a company owned 100% by Irvin Wilson who is also an officer, director and shareholder of the Company. As of June 30, 2002, the Company has paid a total $61,000 to Mr. Wilson for the assets.

In addition, some of the furniture valued at $33,825 was purchased from the James Piccolo, president of the Company, who is also a director and shareholder of the Company. As of June
30, 2002, the Company has paid a total of $33,825 to Mr. Piccolo for the assets.



PAGE-33-F8



Note 4 - Technology transfer agreement

The Company entered into a Technology Transfer Agreement dated October 26, 2001 with Diamondback Voicemail Systems (Diamondback) and Irvin Wilson, the president of Diamondback, whereby any and all rights were conveyed to the Company from Diamondback in consideration for 2,000,000 shares of its $0.001 par value common stock valued at $2,000. The 2,000,000 shares of common stock of the Company were issued to Irvin Wilson.

Amortization of the intangible asset is provided using the straight-line method of depreciation over a period of 15 years. Upon commencement of significant operations, the Company will periodically review the carrying value of the intangible assets to determine whether the carrying amount of an asset is recoverable. The primary indicators of recoverability are current or forecasted profitability of the patents, measured as profit before interest and amortization of the related intangible assets compared to their carrying values. The Company recorded amortization expense in the amount of $67 and $22 for the six-month period ended June 30, 2002 and for the period ended December 31, 2001, respectively.

Note 5 - Investments

On  April  15,  2002, the Company entered into  a  joint  venture agreement  with  Signature Marketing Services  (SMS)  to  provide services relating to lead generation and rich media communications. Both parties have agreed to split revenues and expenses equally. On May 15, 2002, the Company and SMS signed a letter of intent with Sitewire to begin work on a lead generation and management system. The total estimated cost of the project is approximately $43,050. As of June 30, 2002, the Company has invested a total of $12,029.

Note 6 - Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which requires use of the liability
method.   SFAS No.  109 provides that deferred tax assets and
liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

                 U.S federal statutory rate      (34.0%)

                 Valuation reserve                34.0%
                                                 --------
                                   Total             -%
                                                 ========

As of December 31, 2001, the Company has a net operating loss carry forward of approximately $18,799, respectively, for tax purposes, which will be available to offset future taxable income. If not used, this carry forward will expire in 2021.



PAGE-34-F9



Note 7 - Stockholder's equity

The Company is authorized to issue 20,000,000 shares of its $0.001 par value common stock and 5,000,000 shares of its $0.001 par value preferred stock.

On  October 26, 2001, the Company issued 2,000,000 shares of  its
$0.001 par value common stock as founders' shares to an officer and director of the Company for total cash in the amount of $2,000.

On  October 26, 2001, the Company issued 2,000,000 shares of  its
$0.001 par value common stock as founders' shares to an officer and director of the Company for a technology transfer agreement valued at $2,000.

On October 26, 2001, the Company issued 6,000,000 shares of its $0.001 par value common stock as founders' shares to several entities and individuals, of which one individual is an officer and director of the Company, in exchange for services valued at $6,000.

During June 2002, the Company issued 1,029,000 shares of its $0.001 par value common stock for total cash of $514,500 pursuant to a private placement.

There have been no other issuances of common stock and/or preferred stock.

Note 8 - Warrants and options

As of June 30, 2002 and December 31, 2001, there were no warrants or options outstanding to acquire any additional shares of common and/or preferred stock.

Note 9 - Commitments

On March 8, 2002, the Company entered into a sublease agreement with TBA Entertainment Group Phoenix, Inc. (TBA). The term of the lease commences on March 15, 2002 and ends on October 31, 2006. The monthly rental payments are as follows:

  Period             Monthly
                     Amount

3/15/02 -          $  2,449
3/31/02
4/1/02 -           $  4,897
10/31/02
11/1/02 -          $  7,499
10/31/03
11/1/03 -          $  7,652
10/31/04
11/1/04 -          $  7,805
10/31/05
11/1/05 -          $  7,958
10/31/06

As of June 30, 2002, the Company paid TBA a refundable security deposit of $4,897 and rent totaling $22,038.

Note 10 - Employment agreements

On January 1, 2002, the Company started to compensate John Knoll, a director and shareholder, for his position as the chief technical officer of the Company. Mr. Knoll's current annual salary is $84,000 per year. During the period ended June 30, 2002, Mr. Knoll has received a total of $59,352.

On February 1, 2002, the Company started to compensate David Wilson, a director and shareholder, for his position as the vice president of the Company. Mr. Wilson's current annual salary is $85,000 per year. During the period ended June 30, 2002, Mr. Wilson has received a total of $30,417.

On May 1, 2002, the Company started to compensate James Piccolo, a director and shareholder, for his position as the president of the Company. Mr. Piccolo's annual salary is $85,000 per year. During the period ended June 30, 2002, Mr. Piccolo has received a total of $17,708.



PAGE-35-F10



On May 1, 2002, the Company started to compensate Irvin Wilson, a director and shareholder, for his position as the chief development engineer of the Company. Mr. Wilson's annual salary is $85,000 per year. During the period ended June 30, 2002, Mr. Wilson has received a total of $17,708.

Note 11 - Related party transactions

On  October 26, 2001, the Company issued 2,000,000 shares of  its
$0.001 par value common stock as founders' shares to an officer and director of the Company for total cash in the amount of $2,000.

On  October 26, 2001, the Company issued 2,000,000 shares of  its
$0.001 par value common stock as founders' shares to an officer and director of the Company for a technology transfer agreement valued at $2,000.

On October 26, 2001, the Company issued a total of 2,750,000 shares of its $0.001 par value common stock as founders' shares to two individuals, of which one individual is an officer and director of the Company and the wife of the president of the Company, and the other individual is the mother of the president of the Company, in exchange for services valued at $2,750.

During the period ended December 31, 2001, the president of the Company loaned $5,000 to the Company, which bears no interest and is due upon demand. As of June 30, 2002, the current balance due is $5,000.

On May 1, 2002, the Company started to compensate James Piccolo, a director and shareholder, for his position as the president of the Company. Mr. Piccolo's annual salary is $85,000 per year. During the period ended June 30, 2002, Mr. Piccolo has received a total of $17,708.

On May 1, 2002, the Company started to compensate Irvin Wilson, a director and shareholder, for his position as the chief development engineer of the Company. Mr. Wilson's annual salary is $85,000 per year. During the period ended June 30, 2002, Mr. Wilson has received a total of $17,708.

As of June 30, 2002, the Company had accounts receivable totaling
$3,686 due from an entity, of which the president of the Company is the general partner.

As of June 30, 2002, the Company had an employee advance in the amount of $1,000 due from James Piccolo, president of the Company, who is also a director and shareholder of the Company.

As  of  June 30, 2002, the Company had accounts payable  totaling
$25,266   which   is   due  to  Diamondback   Voicemail   Systems
(Diamondback), a company owned 100% by Irvin Wilson who is also an officer, director and shareholder of the Company.

During  the period ended June 30, 2002, the Company paid  $15,000 for Internet expenses to an entity, of which the president of the Company is the general partner.

During  the  period ended June 30, 2002, the Company paid  $3,600 for rent expense to an officer, director and shareholder of the Company.

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.



PAGE-36-F11



Item  23.  Changes  In  and  Disagreements  With  Accountants  on
Accounting and Financial Disclosure.

None.


























PAGE-37-



              Dealer Prospectus Delivery Obligation
Prior to the expiration of ninety days after the effective date of this registration statement or prior to the expiration of ninety days after the first date upon which the security was bona fide offered to the public after such effective date, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.






















PAGE-38-





         PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

IWH's Articles of Incorporation and its Bylaws provide for the indemnification of a present or former director or officer. IWH indemnifies any of its directors, officers, employees or agents who are successful on the merits or otherwise in defense on any action or suit. Such indemnification shall include, expenses, including attorney's fees actually or reasonably incurred by him. Nevada law also provides for discretionary indemnification for each person who serves as or at IWH's request as one of its officers or directors. IWH may indemnify such individuals against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is one of IWH's directors or officers. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, IWH's best interests. In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Nevada Law

Pursuant to the provisions of Nevada Revised Statutes 78.751, the Corporation shall indemnify its directors, officers and employees as follows: Every director, officer, or employee of the Corporation shall be indemnified by the Corporation against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Corporation shall provide to any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. IWH has agreed to pay all costs and expenses relating to the registration of its common stock, but the Selling Stockholders will be responsible for any related commissions, taxes, attorney's fees, and related charges in connection with the offer and sale of the Shares. All amounts are estimated except the SEC Registration Fee.

SEC Registration Fee                    $82
EDGAR Conversion Fees                $1,500
Blue Sky Qualification Fees            $250
and Expenses
Accounting Fees and Expenses         $1,000
Legal Fees and Expenses              $5,000
Printing and Engraving                 $200
Miscellaneous                        $1,000
                                  ------------
Total                             $ 9,032.00
                                  ============



PAGE-39-



Item 26. Recent Sales of Unregistered Securities.

The articles of IWH authorized the issuance of twenty million (20,000,000) shares of common stock with par value of $0.001 per share and five million (5,000,000) shares of Preferred Stock with par value of $0.001 per share. As of the date of this Prospectus, IWH has 11,029,000 shares of its $0.001 par value common stock issued and outstanding held by approximately 33 shareholders of record.

On October 26, 2001, IWH issued 2,000,000 shares of its $0.001 par value common stock as founders' shares to James P. Piccolo, an officer and director of IWH, at par ($0.001 per share) for services valued at $2,000. Mr. Piccolo is a sophisticated investor who, at the time of the investment, as the founder of IWH was in possession of all available material information about IWH.

On October 26, 2001, IWH issued 2,000,000 shares of its $0.001 par value common stock as founders' shares to Mary E. Piccolo, an officer and director of IWH, at par ($0.001 per share) for cash in the total amount of $2,000. At the time of the investment, Mary E. Piccolo was thoroughly familiar with all available material information about IWH, which she obtained as a founder of IWH from a draft of the business plan and other information provided by Mr. Piccolo. The involvement of Mary E. Piccolo with founding IWH lent her a degree of sophistication sufficient to evaluate the risks and uncertainties of investing in IWH.

On October 26, 2001, IWH issued 2,000,000 shares of its $0.001 par value common stock as founders' shares to Irvin Wilson, an officer and director of IWH, at par ($0.001 per share) for a technology transfer agreement valued at $2,000. At the time of the investment, Mr. Wilson was thoroughly familiar with all available material information about IWH, which he obtained as a founder of IWH and in the process of negotiating the technology transfer agreement. Mr. Wilson's experience and understanding of the IWH's business plan lent him a degree of sophistication sufficient to evaluate the risks and uncertainties of investing in IWH.

On October 26, 2001, IWH issued 250,000 shares of its $0.001 par value common stock as founders' shares to John R. Knoll, the
Chief Technical Officer of IWH, at par ($0.001 per share) for corporate advisory services valued at $250. Mr. Knoll has been a shareholder in several corporations and is a sophisticated investor. At the time of the investment, Mr. Knoll was thoroughly familiar with all available material information about IWH, which he obtained as a founder of IWH from a draft of the business plan and other information provided by Mr. Piccolo.

On October 26, 2001, IWH issued 750,000 shares of its $0.001 par value common stock as founders' shares to M. Patricia Piccolo, the mother of James P. Piccolo, at par ($0.001 per share) for services valued at $750. At the time of the investment, M.
Patricia Piccolo was thoroughly familiar with all available material information about IWH, which she obtained as a founder of IWH from a draft of the business plan and other information provided by Mr. Piccolo. The involvement of M. Patricia Piccolo with founding IWH lent her a degree of sophistication sufficient to evaluate the risks and uncertainties of investing in IWH.



PAGE-40-



On October 26, 2001, IWH issued 3,000,000 shares of its $0.001 par value common stock as founders' shares to five (6) non-affiliated entities and individuals at par ($0.001 per share) in exchange for services valued at $3,000. All five non-affiliated entities and individuals were sophisticated investors and were thoroughly familiar with all material information about IWH, which they obtained as founders of IWH from a draft of the business plan and other information provided by Mr. Piccolo.

None of the issuances of common stock by IWH on October 26, 2001 involved any public solicitation.

On the basis of the above facts IWH claims that the issuance of a total of 10,000,000 shares of its $0.001 par value common stock on October 26, 2001 was qualified for the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

During June 2002, IWH issued 1,029,000 shares of its $0.001 par value common stock for total cash of $514,500 (at $0.50 per
share)  pursuant  to  a  private placement.   That  offering  was
conducted pursuant to an exemption from registration under Regulation D, Rule 506 of the Securities Act of 1933, as amended.

Item 27. Exhibits.

Exhibit           Name and/or Identification of Exhibit
 Number
----------------------------------------------------------------
   3.    Articles of Incorporation & By-Laws
         (a)  Articles of Incorporation of IWH filed on October
              12, 2001.
         (b)  Bylaws of IWH adopted on October 26, 2001.

   5.    Opinion on Legality
         Attorney Opinion Letter.

  10.    Material Contracts
         a) Technology Transfer Agreement.
         b) Agreement with Signature Marketing Services.
         c) Sublease Agreement

  23.    Consent of Experts and Counsel
         a) Consent of Counsel, incorporated by reference to
         Exhibit 5 of this filing.
         b) Consent of Independent Auditor.

Item 28. Undertakings.

In this Prospectus, IWH is including undertakings required pursuant to Rule 415 of the Securities Act.

Under Rule 415 of the Securities Act, IWH is registering securities for an offering to be made on a continuous or delayed basis in the future. The registration statement pertains only to securities (a) which are to be offered or sold solely by or on behalf of a person or persons other than the registrant, (b) the offering of which will be commenced promptly, will be made on a continuous basis and may continue for a period in excess of 30 days from the date of initial effectiveness, and (c) are registered in an amount which, at the time the registration statement becomes effective, is reasonably expected to be offered and sold within two years from the initial effective date of the registration.



PAGE-41-



Based on the above-referenced facts and in compliance with the above-referenced rules, IWH includes the following undertakings in this Prospectus:

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period, in which offers or sales are being made, a post-effective amendment to this Prospectus:

  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the
     information   set  forth  in  the  Registration   Statement.
     Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective Registration Statement; and

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



PAGE-42-



                           SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Scottsdale State of Arizona on September 17, 2002.

                      iWizard Holding, Inc.
                      ---------------------
                          (Registrant)

       By: /s/ James P. Piccolo, President & CEO, Director
           --------------------
In  accordance  with the requirements of the  Securities  Act  of
1933,  this  Registration Statement was signed by  the  following persons in the capacities and on the dates stated:

     Signature               Title                  Date
    -----------             -------                ------

/s/ James P. Piccolo    President & CEO,     September 17, 2002
--------------------        Director
  James P. Piccolo

/s/ Mary E. Piccolo   Secretary & Director   September 17, 2002
--------------------
  Mary E. Piccolo

/s/ James P. Piccolo  Principal Financial    September 17, 2002
---------------------       Officer
  James P. Piccolo

/s/ James P. Piccolo  Principal Accounting   September 17, 2002
---------------------       Officer
  James P. Piccolo











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